EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (Form S-8 No.s 333-51568, 333-51536, 333-51564 and 333-44830) pertaining to the 2001 Employee Stock Purchase Plan, Stock Incentive Plan, for Deluxe Conversion Awards, Deferred Compensation Plan and 2000 Stock Incentive Plan (as amended) respectively, of eFunds Corporation of our report dated February 17, 2003, with respect to the consolidated Financial Statements of iDLX Holdings BV (formerly iDLX Holdings NV) included in the Annual Report (Form 10-K) of eFunds Corporation for the year ended December 31, 2003.

/s/ S.R. Batliboi & Associates

New Delhi, India
March 9, 2004